As filed with the Securities and Exchange Commission on August 15, 2023

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

QUEST RESOURCE HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	51-0665952 (I.R.S. Employer Identification Number)

3481 Plano Parkway, Suite 100

The Colony, Texas 75056

(972) 464-0004

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________________

INDUCEMENT OPTIONS

TO THE OFFICERS OF

QUEST RESOURCE HOLDING CORPORATION

(Full Title of Plan)

____________________________

S. Ray Hatch

President and Chief Executive Officer

Quest Resource Holding Corporation

3481 Plano Parkway

The Colony, Texas 75056

(972) 464-0004

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

With a copy to:

Kenneth A. Schlesinger, Esq. Claudia B. Dubón, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As used herein, the terms “Company”, “we”, “us” and “our” refer to Quest Resource Holding Corporation, a Nevada corporation, and the Registrant hereunder. This registration statement is filed by the Company to register securities issuable upon the exercise of stock options granted to S. Ray Hatch, the Company’s President and Chief Executive Officer, Brett W. Johnston, the Company’s Senior Vice President and Chief Financial Officer, and David P. Sweitzer, the Company’s Executive Vice President and Chief Operating Officer, pursuant to that certain offer letter entered into by and between the Company and each of Messrs. Hatch, Johnston and Sweitzer, each dated as of January 6, 2016, October 6, 2022 and August 25, 2016, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 have been sent or given to Messrs. Hatch, Johnston and Sweitzer as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under such Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of such Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed with the Commission by the Company are incorporated by reference herein:

(1)	The Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 23, 2023, as amended on Form 10-K/A, filed with the Commission on April 14, 2023;

(2)	The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 15, 2023 and for the fiscal quarter ended June 30, 2023, filed with the Commission on August 14, 2023;

(3)	The Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 1, 2023;

(4)	The Current Report on Form 8-K, filed with the Commission on July 5, 2023; and

(5)	The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on May 9, 2014, including any amendment or report filed for the purpose of updating this description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than documents or information deemed to have been “furnished” and not “filed”) after the date hereof and before the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing those documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Bylaws of the Company provide that the Company may indemnify each person who is or was a director, officer, employee, or agent of the registrant, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise. The Company’s Bylaws also provide that the articles of incorporation, the bylaws, or an agreement made by the Company may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

The Bylaws of the Company also permit the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise for any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee, or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of a corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

In addition, the Company has entered into indemnity agreements that require the Company to indemnify the directors and officers of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent under all circumstances permitted by law.

Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Third Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 23, 2023).
4.2	Second Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2(a) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 23, 2023).
4.3	Amendment to Second Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2(b) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 23, 2023).
4.4	Description of Registered Securities (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on March 23, 2023).
5.1	Legal Opinion of Olshan Frome Wolosky LLP (filed herewith).
23.1	Consent of Semple, Marchal & Cooper LLP (filed herewith).
23.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table (filed herewith).

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Colony, State of Texas on August 15, 2023.

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ S. Ray Hatch
	Name:	S. Ray Hatch
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Quest Resource Holding Corporation hereby constitutes and appoints S. Ray Hatch and Brett W. Johnston, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ S. Ray Hatch
S. Ray Hatch	President, Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2023

/s/ Brett W. Johnston
Brett W. Johnston	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2023

/s/ Daniel Friedberg
Daniel Friedberg	Chairman of the Board	August 15, 2023

/s/ Ronald L. Miller, Jr.
Ronald L. Miller, Jr.	Director	August 15, 2023

/s/ Stephen A. Nolan
Stephen A. Nolan	Director	August 15, 2023

/s/ Sarah R. Tomolonius
Sarah R. Tomolonius	Director	August 15, 2023

/s/ Glenn Culpepper
Glenn Culpepper	Director	August 15, 2023

/s/ Audrey P. Dunning
Audrey P. Dunning	Director	August 15, 2023